EXHIBIT 99.1

For Immediate Release

Company contact: Jennifer Martin, Investor Relations, 303-312-8155

BILL BARRETT CORPORATION REPORTS THIRD QUARTER 2007

FINANCIAL AND OPERATIONAL RESULTS

DENVER – November 7, 2007 – Bill Barrett Corporation (NYSE: BBG) today reported third quarter results including:

•

Milestones in the development programs at key growth areas, West Tavaputs and Gibson Gulch, where the Company reached 100+ MMcfed (gross) production in each area, and positive results with initiation of higher density in-fill drilling programs in each area;

•	Encouraging preliminary exploration results at Yellow Jacket and Blacktail Ridge;

•	Test results from the lower zones in the Draco 10-15 well that were non-commercial, and the Company is testing a series of zones uphole in the Cretaceous formations;

•	Hedging program results that were favorable, as hedge positions increased the average price received per Mcf to $5.36 (hedged) from $3.28 (unhedged) and increased revenue by $30 million;

•	Production of 14.7 Bcfe, which is an increase of 17% from the third quarter 2006;

•	Discretionary cash flow (a non-GAAP measure, see note 1) of $54.7 million, or $1.23 per share; and,

•	Net income of $0.2 million, or $0.01 per diluted share.

Fred Barrett, Chairman and Chief Executive Officer, commented:

“In the third quarter, our development and exploration drilling programs continued to deliver positive results. In our development programs we continue to make significant strides and have again reached record production levels, producing 200 MMcfed (net) on average November month-to-date, as volumes we shut-in for various reasons in September and October have come back on production. Our recent development milestones and infill results are an early reflection of the significant reserve and production growth we expect to see over the coming years in the West Tavaputs and Piceance areas.

We are successfully implementing one of the most active exploration programs in the Rocky Mountain region. The encouraging results from our latest exploration wells in the Lake Canyon-Blacktail Ridge area and Yellow Jacket shale gas area continue to support the potential for a significant resource play in each area. In the Circus area, we’re testing the first of several potential structures in the region with the Draco 10-15 well. Although we’re still in the final phases of completion, zones tested to date did not indicate economic quantities of natural gas. We look forward to additional drilling and testing in all three areas and in a number of new, upcoming exploration programs in 2008.

The key challenge in the third quarter was natural gas pricing in the Rocky Mountain region where pipeline takeaway capacity and weather, that offered no offsetting regional demand, drove pricing to unacceptably low levels. However, our disciplined hedging policy helped mitigate the effect on results for the quarter. Gas prices are moving up seasonally, and we expect that much of the wide price differential between Rocky Mountain natural gas and NYMEX price quotes seen in third quarter will narrow significantly with the opening of the REX (Rockies Express - West) pipeline scheduled for January 2008.”

Production for the quarter ended September 30, 2007 was 14.7 billion cubic feet equivalent (Bcfe), representing a 17% increase from the third quarter of 2006 but a 2% decrease from the previous quarter, as the Company curtailed approximately 1.5 Bcfe of production as a result of low prices and infrastructure constraints. For the first nine months of 2007, production totaled 44.0 Bcfe, representing a 16% increase over the first nine months of 2006. Including the effects of the Company’s hedging activities, the average sales price realized in the third quarter of 2007 was $5.58 per thousand cubic feet equivalent (Mcfe) compared with a realized price of $6.37 per Mcfe in the third quarter of 2006.

Discretionary cash flow (a non-GAAP measure defined and reconciled to net income below on page 11) was $54.7 million for the third quarter of 2007, compared with $54.0 million in the third quarter of 2006. For the first nine months of 2007, discretionary cash flow was $178.4 million compared with $176.9 million for the first nine months of 2006. Year-to-date discretionary cash flow increased compared with the first nine months of 2006 as a result of the 16% increase in production, partially offset by a 10% decline in the average realized price (including the effect of hedges) from $6.75 per Mcfe to $6.10 per Mcfe.

Net income for the third quarter of 2007 was $0.2 million, or $0.01 per diluted share, compared with net income of $20.7 million, or $0.47 per diluted share, for the third quarter of 2006. Higher net income for the 2006 period included a gain of $23.9 million (pre-tax) realized on joint exploration agreements and other property sales. Net income for the first nine months of 2007 was $24.3 million, or $0.55 per diluted share, compared with net income of $51.0 million, or $1.16 diluted per share, for the comparable period in 2006.

OPERATIONS

Production, Wells Spud and Capital Expenditures

The following table lists average production, wells spud, and total capital expenditures by basin for the third quarter of, and year to date, 2007.

	Third Quarter 2007			Year to Date through September 30, 2007
Basin	Average Net Production (MMcfed)	Wells Spud	Capital Expenditures (millions)	Average Net Production (MMcfed)	Wells Spud	Capital Expenditures (millions)
Uinta	74	13	$44.3	70	31	$122.5
Piceance	50	25	51.1	49	71	124.2
Wind River	20	—	1.6	21	—	6.6
Powder River	16	46	11.9	16	107	28.0
Other	—	3	14.1	1	6	32.6
Williston*	—	—	—	4	—	2.5

Total	160	87	$123.0	161	215	$316.4

*	The Williston basin properties were sold in June 2007.

In the third quarter of 2007, capital expenditures totaled $123.0 million. The current capital budget for 2007 is unchanged at $425-$450 million. The Company anticipates participating in the drilling of up to 345 gross wells for the full year 2007, including approximately 195 coalbed methane (“CBM”) wells. Total wells for the year were reduced as the Company reallocated capital to higher return and higher near term cash flow projects in the Uinta and Piceance Basins.

Operating and Drilling Update

Uinta Basin, Utah

West Tavaputs – At quarter-end, the Company had an approximate 96% working interest in production from 96 gross wells in its West Tavaputs “shallow” and “deep” programs. Current production capacity is approximately 91 MMcfd (net). The Company received approval from the BLM for a 17-well winter drilling program and will maintain two rigs through the winter and into spring of 2008, one drilling the shallow program and one drilling the deep program.

In the shallow (Wasatch/Mesaverde) program, the Company plans to drill 31 wells in 2007, with 26 having spud to date and one rig currently operating. Well results at both Peters Point and Prickly Pear continue to meet or exceed expectations, including early results from three 40-acre density infill tests. The Company has two additional 40-acre wells waiting on completion.

In the deep (Navajo/Entrada/Dakota) program, the Company continues to be encouraged with results on recently drilled and completed wells in addition to continued performance of wells previously placed on production. Initial production rates have ranged between 4 and 12 MMcfed (gross). The latest well, the Peter’s Point 8-2D, had initial production of 4 MMcfed (gross) from the Navajo formation when it was placed on production in early September. It currently is waiting on completion of the Entrada and Dakota formations. The latest well to reach total depth, the Peter’s Point 15-6D, is waiting on completion. The Company is on track to drill two additional deep wells on the eastern structure this year, the first of which spud in mid-October and currently is drilling in the Mancos shale. The second, slated as an ultra-deep well, will penetrate the deep zones (Navajo/Entrada/Dakota) and extend into the ultra-deep Weber and Mississippian formations at a depth of approximately 19,000 feet. This well is expected to spud in mid-December.

The Company continues to work with the BLM on the West Tavaputs Environmental Impact Statement (EIS). The current expectation is for the document to be released for a 90-day public comment period later this month with the final EIS and Record of Decision (ROD) expected mid-year 2008.

Lake Canyon/Blacktail Ridge – The Company continues an eight-well program in the project. The first well, the Blacktail Ridge 7-7 (75% working interest), was completed in seven different intervals primarily within the Wasatch formation. Initial rates from the first five days of production averaged 678 Bopd and 434 Mcfd. While rates are expected to decline, the Company is encouraged by the strong initial rates. The second well, the Blacktail Ridge 12-36 has reached total depth and has similar log characteristics to the Blacktail Ridge 7-7. The third well, the Lake Canyon 7-28 is planned to spud the week of November 11.

Piceance Basin, Colorado

Gibson Gulch – At quarter-end, the Company had an approximate 86% working interest in production from 314 gross wells in its Gibson Gulch program. Current production capacity is approximately 76 MMcfed (net).

The Company has three rigs operating in the area and approximately nine wells per month are being completed. The Company plans to participate in 97 wells in 2007, which include a total of 32 wells to test the viability of 10-acre density. To date, 15 10-acre wells have been completed with positive initial results. The rig fleet being utilized in the area was upgraded over the past year and, as a result, the Company expects that the long-term drilling plan of 110 wells per year can be accomplished with three rigs instead of four rigs. Beginning in mid-October, the Company began processing a large portion of its gas with a new third-party processing plant that interconnects with Rockies Express pipeline. The Company is expanding infrastructure including gas gathering and compression facilities, which will continue into 2008, to accommodate increasing production volumes.

Powder River Basin, Wyoming

Coal Bed Methane (CBM) - At quarter-end the Company had an approximate 62% working interest in production from 556 gross CBM wells. Current CBM production capacity is approximately 17 MMcfed (net); however, production has been constrained due to third party gathering line availability. Additional capacity on regional gathering systems is expected mid-November and the Company expects to operate at full well capacity going forward.

The Company is encouraged with results from its Big George CBM projects at Cat Creek, Deadhorse and Willow Creek. Production has been established at Cat Creek and Deadhorse with production rates from both areas increasing. Through the end of the third quarter, 100 operated wells and 15 non-operated wells have been spud and the Company expects to participate in nearly 200 wells this year.

Montana Overthrust, Montana

Circus - The Circus area, where the Company has mineral interests in more than 375,000 gross acres, contains a number of structures identified through the Company’s 3-D seismic program. On the Draco structure, the Company reached total depth on the Draco 10-15 well (50% working interest) and tested zones from the Mission Canyon and below. Zones tested to date produced water and sub-commercial rates of natural gas. Therefore, the Company recorded a dry hole expense in the third quarter of $1.9 million representing a proportionate share of the well cost. The second phase of testing, currently ongoing, will encompass a series of sandstones and shales in several Cretaceous formations. The Company will continue to process additional 3-D seismic data it recently acquired and plans to drill additional wells in 2008. The second well in the area, on the Leviathan structure, has spud and is expected to reach total depth of approximately 12,000 feet by the end of November.

Paradox Basin, Colorado

Yellow Jacket - The Company recently completed the third vertical Gothic shale test (55% working interest). To date the third well, which has the highest gas content of the three wells as measured in the cores, is completed and is currently flow testing with established hydrocarbon production. The Company is currently contemplating a horizontal test program for 2008.

ADDITIONAL FINANCIAL INFORMATION

Guidance

The Company provides the following guidance for capital expenditures, production and certain expenses based on information available at the time of this release:

•	Capital expenditure guidance remains unchanged;

•

Production guidance is revised downward from a range of 61 to 64 Bcfe to a range of 60 to 62 Bcfe to reflect the approximate 1.5 Bcfe of production shut-in in the third quarter, plus additional production shut-in during the month of October, partially offset by the expected recovery of certain volumes from previously shut-in wells to be produced in November and December as wells are brought into production; and,

•	Operating cost line items, including general and administrative guidance, remain unchanged.

Year Ending December 31, 2007
Capital expenditures (in millions):	$425 - $450

Production (in Bcfe):	60 – 62

Operating Costs (per Mcfe):
Lease operating expense	$0.70 - $0.75
Gathering and transportation expense	$0.35 - $0.40
General and administrative expense	$0.48 - $0.52
(excluding non-cash stock-based compensation) (see note 2 below)

The guidance amounts reflect management’s judgment of projected expenditures and results for 2007 as of this date. Actual results can, and often will, vary dependent upon a number of factors. Please refer to the “Forward-Looking Statements” section below. The Company will monitor a number of factors and may choose to adjust its capital expenditure program and/or production and/or expenses accordingly.

Summary of Hedge Positions

The Company’s natural gas hedges are priced at Rocky Mountain price points. The Company adds regularly to its hedged positions, targeting a range of 50% to 70% of production hedged on a forward 12-month basis. A summary of current financial hedge positions as of November 1, 2007 follows:

	Natural Gas (CIG/PEPL)		Oil (NYMEX WTI)
Period	Avg. Daily Hedged Volume	Weighted Avg. Fixed Price	Avg. Daily Hedged Volume	Weighted Avg. Price
	(MMBtu)		(Bbls)
4Q07	123,212	$5.55	1,000	$59.37
1Q08	160,000	6.86	1,075	72.05
2Q08	155,000	6.59	1,075	72.05
3Q08	155,000	6.59	1,075	72.05
4Q08	105,272	6.82	1,075	72.05

Please see the Company’s Form 10-Q for the quarter ended September 30, 2007 for a detailed description of its current hedges.

Credit Facility

On November 6, 2007, the borrowing base under the Company’s revolving credit facility increased to $385.0 million from $340.0 million. Commitments on the facility increased to $545 million from $400 million with the addition of new lenders. As of September 30, 2007, borrowings outstanding were $207.0 million.

THIRD QUARTER WEBCAST AND CONFERENCE CALL

As previously announced, a webcast and conference call to discuss third quarter results is scheduled for 10:00 a.m. EST (8:00 a.m. MST) on Wednesday, November 7, 2007. Access to the live and archived Internet webcast and user-controlled slides will be available at www.billbarrettcorp.com by clicking on “Third Quarter 2007 Results – Webcast” and “Third Quarter 2007 Results – Webcast Slides” under “Current Events” on the homepage. The Webcast will be available for 30 days. To join by telephone, the call participation number is 1-800-344-0624 in the U.S. and Canada (1-706-643-1890 outside the U.S. and Canada) and the passcode is 18450147. A telephonic replay will be available approximately two hours after the conference call and will continue to be available through Friday, November 9, 2007. The replay telephone number is 1-800-642-1687 in the U.S. and Canada (1-706-645-9291 outside the U.S. and Canada) and the passcode is 18450147.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include terminology such as “may”, “could”, “should”, “expect”, “plan”, “project”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “encouraged”, “positive”, “pursue”, “target”, “seek”, “objective”, “prognosis”, “guidance”, and “continue”, the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, the Company’s statements regarding projected annual growth rate, West Tavaputs and Piceance drilling programs, and exploration results and reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things: exploration drilling and test results; transportation; processing; availability of third party gathering, processing and pipeline facilities and other potential constraints; market conditions; oil and natural gas price volatility; the availability and cost of services and materials; the ability to obtain industry partners to jointly explore certain prospects; the ability to receive drilling and other permits and regulatory approvals; surface access and costs; uncertainties inherent in oil and gas production operations and estimating reserves; unexpected future capital expenditures; competition; the success of Bill Barrett Corporation’s risk management activities; and, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2006. Actual results may differ materially from those anticipated or implied in the forward-looking statements. Bill Barrett Corporation does not undertake any obligation to publicly update any forward-looking statements. The information contained in this release does not constitute an offer or the solicitation of any offer to buy or sell securities and does not purport to be an analysis of the Company’s financial position

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.

The following is a summary of our operational and financial highlights. The financial statements that follow are unaudited and subject to adjustment.

Bill Barrett Corporation

Selected Operating Highlights

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Production Data:
Natural gas (MMcf)	14,226	11,637	41,181	34,955
Oil (MBbls)	85	165	463	498
Combined volumes (MMcfe)	14,736	12,627	43,959	37,943
Daily combined volumes (MMcfed)	160	137	161	139
Average Prices (includes effects of hedges)
Natural gas (per Mcf)	$5.36	$6.09	$5.86	$6.55
Oil (per Bbl)	70.26	58.05	58.08	54.89
Combined (per Mcfe)	5.58	6.37	6.10	6.75
Average Costs (per Mcfe):
Lease operating expense	$0.67	$0.57	$0.75	$0.57
Gathering and transportation expense	0.33	0.28	0.35	0.30
Production tax expense	0.29	0.51	0.34	0.56
Depreciation, depletion and amortization	2.92	2.75	2.91	2.60
General and administrative (excluding stock-based compensation) (see note below)	0.52	0.55	0.51	0.55

Bill Barrett Corporation

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands, except share and per share amounts)
Operating and Other Revenues:
Oil and gas production	$82,216	$80,468	$268,194	$256,179
Other	39	23,944	13,094	28,618

Total operating and other revenues	82,255	$104,412	281,288	$284,797
Operating Expenses:
Lease operating expense	9,846	7,329	32,932	21,522
Gathering and transportation expense	4,873	3,510	15,265	11,528
Production tax expense	4,220	6,473	14,916	21,252
Exploration expense	4,004	3,333	6,762	7,258
Impairment, dry hole costs and abandonment expense	3,609	5,099	10,481	12,187
Depreciation, depletion and amortization	43,070	34,506	124,928	98,314
General and administrative (2)	7,610	6,952	22,475	20,695
Non-cash stock-based compensation (2)	2,461	1,633	6,942	4,800

Total operating expenses	79,693	68,835	234,701	197,556

Operating Income	2,562	35,577	46,587	87,241
Other Income and Expense:
Interest and other income	676	650	1,724	1,888
Interest expense	(2,739)	(3,153)	(8,693)	(7,508)

Total other income and expense	(2,063)	(2,503)	(6,969)	(5,620)

Income before Income Taxes	499	33,074	39,618	81,621
Provision for Income Taxes	266	12,373	15,343	30,576

Net Income	$233	$20,701	$24,275	$51,045

Net Income Per Common Share, Basic	$0.01	$0.47	$0.55	$1.17

Net Income Per Common Share, Diluted	$0.01	$0.47	$0.55	$1.16

Weighted Average Common Shares Outstanding, Basic	44,085,365	43,730,199	44,009,103	43,647,850

Weighted Average Common Shares Outstanding, Diluted	44,562,152	44,007,475	44,498,700	44,176,225

Bill Barrett Corporation

Consolidated Condensed Balance Sheets

(Unaudited)

	As of September 30,	As of September 30,
	2007	2006
	(in thousands)
Assets:
Cash and cash equivalents	$51,986	$50,293
Other current assets	76,921	69,604
Property and equipment, net	1,142,342	1,014,350
Other noncurrent assets	6,889	11,881

Total assets	$1,278,138	$1,146,128

Liabilities and Stockholders’ Equity:
Current liabilities	$140,697	$111,223
Long-term debt	207,000	185,000
Other long-term liabilities	136,774	113,197
Stockholders’ equity	793,667	736,708

Total liabilities and stockholders’ equity	$1,278,138	$1,146,128

Bill Barrett Corporation

Consolidated Statements of Cash Flows

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands)
Operating Activities:
Net Income	$233	$20,701	$24,275	$51,045
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	43,070	34,506	124,928	98,314
Impairment, dry hole costs and abandonment expense	3,609	5,099	10,481	12,187
Deferred income taxes	266	12,373	15,343	30,576
Stock compensation and other non- cash charges	2,967	1,707	7,789	5,165
Amortization of deferred financing costs	119	108	352	442
(Gain) loss on sale of properties	459	(14,599)	(11,537)	(18,875)
Change in operating assets and liabilities:
Accounts receivable	6,128	1,555	30,887	19,970
Prepayments and other assets	1,583	783	(943)	2,119
Accounts payable, accrued and other liabilities	(13,637)	2,731	(14,948)	(759)
Amounts payable to oil and gas property owners	3,073	(1,165)	4,796	(12,683)
Production taxes payable	2,301	3,429	6,781	9,997

Net cash provided by operating activities	50,171	67,228	198,204	197,498
Investing Activities:
Additions to oil and gas properties, including acquisitions	(100,663)	(101,666)	(288,788)	(376,456)

Additions of furniture, equipment and other	(1,588)	(725)	(3,702)	(2,285)
Proceeds from sale of properties	(44)	62,012	82,800	68,875

Net cash used in investing activities	(102,295)	(40,379)	(209,690)	(309,866)
Financing Activities:
Proceeds from debt	75,000	15,000	97,000	143,000
Principal payments on debt	—	(35,000)	(78,000)	(50,495)
Proceeds from sale of common stock	980	1,108	3,232	2,760
Deferred financing costs and other	2	234	(82)	(886)

Net cash provided by financing activities	75,982	(18,658)	22,150	94,379

Increase (Decrease) in Cash and Cash Equivalents	23,858	8,191	10,664	(17,989)
Beginning Cash and Cash Equivalents	28,128	42,102	41,322	68,282

Ending Cash and Cash Equivalents	$51,986	$50,293	$51,986	$50,293

Bill Barrett Corporation

Reconciliation of Discretionary Cash Flow(1) from Net Income

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands)
Net Income	$233	$20,701	$24,275	$51,045
Adjustments to reconcile to discretionary cash flow (1):
Depreciation, depletion and amortization	43,070	34,506	124,928	98,314
Impairment, dry hole costs and abandonment expense	3,609	5,099	10,481	12,187
Exploration expense	4,004	3,333	6,762	7,258
Deferred income taxes	266	12,373	15,343	30,576
Stock compensation and other non-cash charges	2,967	1,707	7,789	5,165
Amortization of deferred financing costs	119	108	352	442
Gain on disposal of properties	459	(23,798)	(11,537)	(28,074)

Discretionary cash flow (1)	$54,727	$54,029	$178,393	$176,913

Per Mcfe	$3.71	$4.28	$4.06	$4.66
Per share, diluted	$1.23	$1.23	$4.01	$4.00

(1)	Discretionary cash flow is computed as net income plus depreciation, depletion, and amortization, impairment expenses, deferred income taxes, dry hole costs and abandonment expenses, exploration expenses, non-cash stock-based compensation, losses (gains) on disposals of properties, and certain other non-cash charges. The non-GAAP measure of discretionary cash flow is presented because management believes that it provides useful additional information to investors for analysis of the Company’s ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Because discretionary cash flow excludes some, but not all, items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.
(2)	Management believes the separate presentation of the non-cash component of general and administrative expense is useful because the cash portion provides a better understanding of its required cash for general and administrative expenses. Management also believes that this disclosure allows more accurate comparison to its peers who may have higher or lower costs associated with equity grants.

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